Exhibit 5.2

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

June 15, 2018

HL Acquisitions Corp.

499 Park Avenue, 12th Floor

New York, New York 10022

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by HL Acquisitions Corp. (“Company”), a British Virgin Islands business company, under the Securities Act of 1933, as amended (“Act”), covering (i) 4,250,000 units (“Firm Units”), with each Firm Unit consisting of one ordinary share of the Company (4,250,000 shares), no par value per share (the “Ordinary Shares”), one right (4,250,000 rights) (“Right”), each to receive one-tenth (1/10) of an Ordinary Share (425,000 Ordinary Shares) upon the consummation of certain events, and one warrant (4,250,000 warrants) (“Warrants”), each Warrant to purchase one Ordinary Share (4,250,000 Ordinary Shares) to EarlyBirdCapital, Inc., the representative of the underwriters (the “Underwriters”), (ii) up to 637,500 units (the “Over-Allotment Units”) representing 637,500 Ordinary Shares, 637,500 Rights (to receive 63,750 Ordinary Shares) and 637,500 Warrants (to purchase 637,500 Ordinary Shares), which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) 75,000 Ordinary Shares to be issued to EarlyBirdCapital, Inc., (iv) up to 212,500 units (the “Purchase Option Units”), each Purchase Option Unit identical to the Firm Units, representing a total of 212,500 Ordinary Shares, (212,500 Rights (to receive 21,250 Ordinary Shares) and 212,500 Warrants (to purchase 212,500 Ordinary Shares), which the Company may issue to EBC and/or its designees upon exercise of unit purchase options (“Purchase Options”) and (v) all of the Ordinary Shares, Rights and Warrants included in the Firm Units, Over-Allotment Units and Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.       The Firm Units and Over-Allotment Units, when duly executed, issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.       The Purchase Option Units, when duly executed, issued and delivered against payment therefor in accordance with the Purchase Options, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.       The Rights included in the Firm Units, Over-Allotment Units and Purchase Option Units, when duly executed in accordance with the Rights Agreement and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.       The Warrants included in the Firm Units, Over-Allotment Units and Purchase Option Units, when duly executed in accordance with the Warrant Agreement and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement and the Warrant Agreement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller